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                                                                   EXHIBIT 10.48

                          UNITED STATIONERS SUPPLY CO.

                           DEFERRED COMPENSATION PLAN

                               ARTICLE I. PURPOSE

The purpose of the Plan is to assist a select group of key management in their financial and retirement planning by providing a means for the deferral of a portion of their current compensation. It is anticipated that this will aid in attracting and retaining the key management required for the continued growth and profitability of United Stationers Inc. and its subsidiaries. This Plan is an amendment and restatement as of August 1, 2000 ("Effective Date") of the United Stationers Supply Co. Deferred Compensation Plan in effect prior to the Effective Date.

                            ARTICLE II. PARTICIPATION

1. ELIGIBILITY. All associates classified as Grade 1, 2, 3, 4 or 5 of United Stationers Supply Co. or any other direct or indirect subsidiary of United Stationers Inc. permitted to participate in the Plan by the Committee (as hereafter defined) ("Company") are eligible to participate in the Plan.

2. ELECTION TO DEFER. Each Participant may elect to defer any portion of future compensation, either base salary or cash bonus, or both, ("Deferred Amount") by filling out Designation of Amount to be treated as a Deferred Amount Form(s) ("Deferral Election Form") stating the percentage of compensation. Subject to the following two sentences, the election to defer base salary or bonus must be submitted on or before December 31 preceding the calendar year to which the election applies. However, for the period commencing on the Effective Date, the Participant must make the election or reelect with respect to amounts deferred under the Plan prior to the Effective Date within 30 days before the Effective Date. For the first year in which the employee becomes eligible, the Participant must make the election within 30 days after the date the employee becomes eligible. A new Deferral Election Form must be submitted each year. In no event will the Company agree to defer an amount less than $5,000 annually.

3.       DEFERRED ACCOUNTS.

         (a) The Company shall establish an unfunded notional deferred account ("Account") for each Participant. Such Account shall be credited with the amount of compensation deferred and reduced by each payment.

         (b) Prior to the Effective Date for Accounts as of the Effective Date and with each Deferral Election Form executed by a Participant on or after the Effective Date, each Participant shall elect an investment preference for purposes of calculating a rate of return on the Participant's Account, in accordance with procedures established by the committee administering the Plan as set forth in Article IV ("Committee"). Within the month of December to be effective as of January 1st of the following calendar year or at such other time or times determined by the Committee, each Participant may change the Participant's election of an investment preference for purposes of

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                  calculating a rate of return on the Participant's Account, in accordance with procedures established by the Committee. Unless determined otherwise by the Committee, the investment preferences among which the Participant may elect shall be the investment funds under the 401(k) Savings Plan. The investment preference selected by the Participant shall remain in effect until a new investment election is filed in accordance with procedures established by the Committee. Unless otherwise determined appropriate by the Committee, the investment preference selected by the Participant shall be the investment fund ("Investment Fund") used as a measure for determining a rate of return for the Participant's Account.

                  If a Participant fails to elect an investment preference, the Investment Fund shall be the investment fund under the 401(k) Savings Plan in which amounts under the 401(k) Savings Plan for which no investment election are received are invested, unless the Committee determines otherwise. (As of the Effective Date, such fund is the Fidelity Money Market Trust:
                  Retirement Money Market Portfolio).

                  As of the last day of each calendar quarter or such shorter applicable period or such date as determined by the Committee, each Account shall be credited or debited with a rate of return which reflects the earnings, gains and losses equal to the amount the Account would have earned, gained or lost if invested in the applicable Investment Funds. For purposes of determining such rate of return, the Committee shall establish such procedures as it deems appropriate. The Committee may at any time or from time to time change or otherwise modify the basis or the method of calculating and crediting such rate of return.

4. COMPANY LIABILITY. The rights granted to the Participant or any beneficiary shall be solely those of a general unsecured creditor. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. The Company may maintain a trust ("Trust") to hold assets to be used for payment of benefits under the Plan and may make investments in amounts equal or unequal to amounts payable hereunder but the Company shall not be under any obligation to establish a Trust or make such investments and the assets of any such Trust and such investments shall remain an asset of the Company subject to the claims of the Company's general creditors. Any payments by the Trust to a Participant of benefits under the Plan shall be considered payments by the Company and shall discharge the Company of any liability under the Plan for such payments. The Plan, and any action taken pursuant to it, are not to be construed as creating a fiduciary relationship of any kind.

                    ARTICLE III. PAYMENT OF DEFERRED AMOUNTS

1. METHOD OF PAYMENT. All payments will be made in cash. The participant shall submit a Payment Election Form on or before the Effective Date and simultaneously with the filing of subsequent Deferral Election Forms, electing a lump sum payment, designating a number of periodic installments (to be not less than 12 nor more than 120), designating the year payments shall commence or such other manner and pursuant to such other procedures as the Committee may prescribe. The lump-sum payment will be made during the first month of the year selected by the Participant. The initial installment payment will be made in such month if the installment option is chosen. Subsequent installments shall be payable on the

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         first day of each succeeding month. If a participant fails to submit a Payment Election Form with a Deferral Election Form and the participant previously completed a Payment Election Form, the Committee may, in its sole discretion, use the previously completed Payment Election Form or use such other procedures for determining payment as it may prescribe.

2. ACCELERATED PAYMENTS. An accelerated payment may be made to a Participant or his or her beneficiary (as designated under paragraph 3) in the case of Participant's retirement, death, disability retirement, voluntary or involuntary termination of employment, a Change in Control of the Company, or in the event of unforeseeable emergency.

         (a) In the case of death or disability of the Participant any time prior to receiving the full balance of his or her Account, the remaining balance shall be paid to the Participant, if living, or to the Participant's beneficiary if not, in one lump sum as soon as reasonably practicable after determination by the Committee that disability or death has occurred. If no beneficiary has been designated, or none survives, the payment will be to the Participant's estate. If a beneficiary survives, but is legally disabled, the payment may be to any person deemed by the Committee to have incurred expenses for such beneficiary unless a prior claim has been made by a duly appointed guardian or legal representative.

         (b) An unforeseeable emergency for purpose of the Plan is an unanticipated emergency caused by an event beyond the control of the Participant or the Participant's beneficiary that would result in severe financial hardship if withdrawal is not permitted. In the case of a financial emergency the Participant may apply to the Committee in writing for an accelerated payment. Only that portion of the Account necessary to meet the emergency, as determined by the Committee, shall be paid. The applicant must supply all information necessary to make such a determination.

3. DESIGNATION OF BENEFICIARY. Each Participant shall have the continuing right to designate a beneficiary. A Beneficiary Designation Form may be submitted to the Committee at any time. A change in beneficiary may be made by submitting a revised Beneficiary Designation Form to the Committee. Consent of any person previously named is not required.

                           ARTICLE IV. ADMINISTRATION

The Plan shall be administered by the members of the Administrative Committee under the 401(k) Savings Plan or such other committee appointed to administer the Plan by the Human Resources Committee of the Board of Directors of United Stationers Inc. The Committee may adopt such rules for carrying out the provisions and purposes of the Plan, as it deems advisable. The Committee's interpretations and determinations of any question arising under the Plan or any such rule shall be conclusive if not inconsistent with the provision and purposes of the Plan. No member of the Committee shall be liable for any action taken or omitted in connection with the Plan unless attributable to his or her own willful misconduct or lack of good faith.

                           ARTICLE V. MISCELLANEOUS

1. TRANSFERABILITY. The rights and interests of the Participants under the Plan may not be transferred, assigned, pledged or encumbered except by will or by the laws of descent and distribution.

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2.       BINDING EFFECT. The plan shall bind and inure to the benefit of the
         Company, its affiliates and its successors by merger, consolidation, purchase or otherwise and the Participant and his or her heirs and legal representatives.

3. STATUS. The Plan does not confer upon the Participant any legal right to any specific amount of compensation, or to continue in the employ of the Company, nor does it restrict the right of the Participant to terminate his or her service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant's employment at any time nor confer upon any Participant any right to any benefits not specifically provided by the Plan.

4. WITHHOLDING. The Company shall deduct from any amounts being deferred or any payment any amount required by law to be withheld.

5. OTHER COMPENSATION. The adoption of this Plan shall in no way be construed as limiting the power of the Board to adopt any other compensation arrangements it deems desirable.

6. ENTIRE PLAN. The Plan and the forms mentioned herein constitute the entire agreement between the Company and the Participant with respect hereto.

7. MODIFICATION AND TERMINATION. The Board of Directors of United Stationers Supply Co. at any time may amend, modify, suspend, reinstate or terminate this Plan in whole or in part or with respect to any Participants, provided that such action shall not adversely affect the rights of any Participants with respect to the amounts already deferred hereunder.

8. GOVERNING LAW. This Plan shall be governed by the laws of the State of Illinois. It is intended that the Plan complies with the provisions of the Internal Revenue Code and Regulations in effect at the time of its adoption. If such laws are later construed in such way as to make this Plan void, or its deferral benefits no longer available, then the Plan will be given effect in such manner as will best carry out the purposes and intentions of the parties.

9. NOTICES. Any notice in connection with the Plan shall be in written and delivered in person or by registered or certified mail, return receipt requested. Date of delivery will be the date personally delivered or the date on the return receipt, if correctly addressed.

10. EFFECTIVE DATE AND TERM. The Plan as amended and restated as of the Effective Date shall continue until terminated by the Board.